UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - SEPTEMBER 28, 2007

WIRELESS AGE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Road, Suite 102
King City, Ontario Canada L7B 1M3
(Address of principal executive offices)

(905) 833-9845
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

On September 28, 2007, in two separate private transactions, Wireless Age Communications, Inc. (“Wireless Age” or the “Company”) acquired 1,258,423 common shares and an option to acquire an additional 900,000 common shares (the “Option” and collectively the Newlook Securities”) of Newlook Industries Corp. (“Newlook”). Newlook is a publicly listed entity trading on the TSX Venture Exchange under the symbol “NLI”.

The Company paid total cash proceeds of CAD$450,550 and issued a CAD$207,044 unsecured non-interest bearing demand promissory note for the Newlook Securities.

The Company acquired 240,000 Newlook common shares and the Option to acquire an additional 900,000 common shares of Newlook from a related party, Eiger Technology Inc. (“Eiger”), for a cash payment of CAD$199,300. Eiger is a publicly listed entity trading on the TSX under the symbol “AXA” and is a shareholder of Newlook. Eiger and Wireless Age have certain common directors and officers. The Company acquired a further 1,018,432 Newlook common shares from an unrelated entity, Morningside Capital Limited, for a cash payment of CAD$251,250 and a promissory note of CAD$207,044.

Newlook is the majority shareholder of Wireless Age by virtue of holding 31,547,167 common shares which represents a 53% ownership position in Wireless Age. Through these acquisitions Wireless Age acquired a direct 4.1% ownership interest in Newlook. In addition in the event all options are exercised under the Option, Wireless Age’s ownership position will be increased to 7.1%.

Pursuant to the terms of the Option the Company has the right but not the obligation to acquire an additional 180,000 Newlook common shares from Eiger on each of March 18, 2008, September 18, 2008, March 18, 2009, September 18, 2009 and March 18, 2010 at CAD$0.40 per common share.

The purpose of investment in the Newlook Securities was to reinvest recent Wireless Age operating profits, improve Wireless Age’s working capital position and financial gain due to the appreciation of Newlook’s common stock share price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: October 5, 2007

	By:	/s/ John G. Simmonds
Name: John G. Simmonds
Title: Chief Executive Officer